Exhibit 10.43

AVERY DENNISON CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated *, is made by and between Avery Dennison Corporation, a Delaware corporation (“Company”) and *, a non-employee director of the Company (“Awardee”).

WHEREAS, the Compensation and Executive Personnel Committee (“Committee”) has reviewed and recommended, and the Board of Directors has approved, the Non-Employee Director Compensation Program, which provides for certain equity awards to be granted annually to the Company’s non-employee directors; and

WHEREAS, the Company hereby grants an Award of restricted stock units (“RSUs”) provided for herein to Awardee under the terms of the Stock Option and Incentive Plan, as amended and restated (“Plan”).

NOW, THEREFORE, Company and Awardee agree as follows:

ARTICLE 1 – DEFINITIONS

Terms not defined herein shall have the meaning given in the Plan.

ARTICLE 2 – TERMS OF AWARD

2.1  RSU Award

As of the date of this Agreement, Company grants to Awardee an RSU Award representing a right to receive * shares of the Company’s Common Stock in the future, subject to the terms and conditions set forth in this Agreement and the Plan.  Each RSU represents one hypothetical share of Common Stock of the Company.  The RSU Award shall be held on the books and records of the Company (or its designee) for Awardee’s RSU account, but shall not represent an equity interest in the Company until such time as actual shares shall be issued to Awardee.  The RSU Award shall be earned, vested and paid as set forth in this Agreement and shall not earn dividend equivalents.  Except as set forth in Sections 2.4 through 2.6, the RSU Award shall vest one-third on each of the first, second and third anniversary of the date of grant, subject to Awardee’s continued service as a director through each such anniversary.

2.2  Restriction Period

(a)  No portion of the RSU Award may be sold, transferred, assigned, pledged or otherwise encumbered by Awardee until all or a portion of the RSU Award becomes vested and the shares are issued.  The period of time between the date hereof and the date all or a portion of the RSU Award becomes vested is referred to herein as the “Restriction Period.”  At the time all or a portion of the RSU Award vests, all or a portion of the RSUs vest, as applicable.  Notwithstanding any other provision, the RSUs must be vested before the Company is obligated to settle the RSU Award as described in Article 3.

(b)  Subject to Sections 2.4 through 2.6, if Awardee experiences a Termination of Service, the portion of the RSU Award that has not vested by the time of Awardee’s Termination of Service shall be forfeited by Awardee.

2.3  Lapse of Restriction Period

The Restriction Period shall lapse when the RSU Award vests as set forth above or as otherwise set forth in this Agreement.

2.4  Change in Control

In the event of a Change in Control, the restrictions in this Agreement will lapse and be removed if the surviving or successor corporation or parent or subsidiary thereof terminates Awardee’s directorship or service without Cause upon or within 24 months following the Change in Control and the RSU Award granted to Awardee pursuant to this Agreement will be earned and vested as of the date of such termination.

2.5  Death; Disability

If Awardee’s relationship with the Company terminates by reason of Awardee’s death or Disability, the restrictions imposed upon the RSU Award granted to Awardee pursuant to this Agreement will lapse and be removed, and the RSU Award will be earned and vested as of the date of Termination of Service.

2.6  Retirement

If Awardee’s relationship with the Company terminates by reason of Awardee’s Retirement, the restrictions imposed upon the RSU Award granted to Awardee pursuant to this Agreement will lapse and be removed, and the RSU Award will be earned and vested as of the date of Termination of Service.

2.7  Adjustments in RSU Award

In the event of an Equity Restructuring, the Committee or the Company shall make appropriate and equitable adjustments to the RSU Award granted hereunder.

ARTICLE 3 – ISSUANCE OF COMMON STOCK

3.1  Conditions to Issuance of Common Stock

The shares of Common Stock deliverable for the RSU Award, or any part thereof, may be either previously authorized but unissued shares or issued shares that have then been reacquired by the Company.  Such shares shall be fully paid and nonassessable.  Awardee shall not have the rights of a shareholder with respect to this RSU Award until shares are issued to Awardee.  Issuance of shares of Common Stock is subject to the following conditions:

(a)  Awardee shall establish an equity account with a broker designated by the Company (currently Charles Schwab) so that the shares from vested RSUs may be electronically transferred to Awardee’s account.

(b)  Subject to Section 4.3 below, the Company shall issue via electronic transfer to Awardee’s brokerage account the number of shares of Common Stock represented by the number of vested RSUs as soon as practical following the vesting of same, but in no event later than two and one-half (2.5) months after the date on which the RSUs vest.  Delivery of these shares of Common Stock shall satisfy the Company’s obligations under this Agreement.

(c)  Awardee shall be liable for any and all taxes, including withholding taxes, arising out of this RSU Award or the vesting of the RSU Award hereunder.

ARTICLE 4 – MISCELLANEOUS

4.1  Agreement Subject to Plan

The Agreement is subject to the terms of the Plan, and in the event of any conflict between this Agreement and the Plan, the Plan shall control.

4.2  Administration

The Committee or the Company shall have the power to interpret the Plan and this Agreement and to adopt such procedures for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, modify or revoke any such procedures.  Nothing in this Agreement or the Plan shall be construed to create or imply any contract or right of continued directorship between Awardee and the Company.

4.3  Code Section 409A

The RSU Award granted hereunder is intended to be exempt from or comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted accordingly.  However, if at any time the Committee or the Company determines that the RSUs may be subject to penalty taxes for noncompliance with Section 409A, the Committee or the Company shall have the right, in its sole discretion, to amend this Agreement as it may determine is necessary or desirable for the RSUs to satisfy the requirements of Section 409A.  No provision of this Agreement or the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Awardee or any other individual to the Company or any of its affiliates, employees or agents.

4.4  Construction

This Agreement and the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  Titles are provided in this Agreement for convenience only and shall not serve as a basis for interpretation or construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto.

Awardee	Avery Dennison Corporation

*	By: /s/ Dean A. Scarborough
Chairman, President & Chief Executive Officer
Address

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